UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 7, 2011

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Recent Sales of Unregistered Securities.

On October 7, 2011, NutraCea entered into a Note and Warrant Purchase Agreement (“Agreement”) with a creditor to restructure previously issued convertible promissory notes and warrants and to allow NutraCea to borrow additional funds from the creditor.  Previously, on June 29, 2011, NutraCea and the creditor entered into a Note and Warrant Puchase Agreement whereby NutraCea issued to the creditor (1) a convertible promissory note in the original principle amount of  approximately $739,000 which was convertible into shares of common stock at $0.21 per share, (2) a convertible promissory note in the original amount of $270,000 which was convertible into shares of common stock at $0.21 per share, and (3) warrants to purchase 1,000,000 shares of common stock at $0.23 per share (the “First Prior Agreement”).  On August 31, 2011, NutraCea and the creditor entered into a Note and Warrant Puchase Agreements whereby NutraCea issued to the creditor (1) a convertible promissory note in the original principle amount of $730,000 which was convertible into shares of common stock at $0.21 per share, and (2) a warrant to purchase 730,000 shares of common stock at $0.23 per share (the “Second Prior Agreement”).

Pursuant to the Agreement, the creditor cancelled the warrants and the convertible promissory notes issued under the First Prior Agreement and the Second Prior Agreement (collectively, the “Prior Agreements”) in exchange for the issuance of a new convertible promissory note in the original principal amount of approximately  $1,773,000 (the “First Note”).  In addition, the creditor purchased and NutraCea issued a convertible promissory note in the original principal amount of $550,000 (the “Second Note”).  In consideration for the note purchase and the cancellation of the warrants under the Prior Agreements, NutraCea issued the creditor a warrant to purchase 2,323,186 shares of common stock at $0.22 per share that expires on June 15, 2015.

Each of the convertible promissory notes is due and payable on October 16, 2014 and bears interest at an annual rate equal to 10% per year.  Each convertible note shall be convertible into shares of NutraCea common stock at $0.20 per share.  At any time after December 15, 2011 with respect to the Second Note and January 16, 2013 with respect to the First Note, the creditor may declare all payments under such convertible promissory note due and payable upon providing the required written notice to NutraCea.  Each convertible promissory note is secured by (1) NutraCea’s personal property assets other than the equity interests of any of its subsidiaries or joint ventures, and (2) following the earlier of full payment of NutraCea’s obliagation to its general unsecured creditors (“GUCs”) under NutraCea’s Amended Plan of Reorganization as approved by the United States Bankruptcy Court for the District of Arizona or January 15, 2012, NutraCea’s real property located in Dillon, Montana and Mermentau, Louisiana.

NutraCea used a portion of the proceeds from the $550,000 convertible note to make payments to its GUCs under NutraCea’s Amended Plan of Reorganization as approved by the United States Bankruptcy Court for the District of Arizona.  As of October 12, 2011, NutraCea has paid a total principal amount of approximately $4,700,000 or 75% of the required cumulative payment owed to the GUCs satisfying NutraCea’s October 15, 2011 benchmark payment requirements under NutraCea’s Amended Plan of reorganization.

The issuance of the above securities was completed in accordance with the exemption provided by Regulation D promulgated under the Act and/or Section 4(2) of the Act.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                On October 12, 2011, Leo Gingras provided NutraCea with six months notice of his intention to voluntarily terminate his employment as president, chief operating officer and secretary of NutraCea to spend more time with his family.  Pursuant to such notice and in accordance with Mr. Gingras’ employment agreement, his voluntary termination will be effective as of April 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: October 12, 2011	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)